Exhibit 99.1

RTI International Metals Reports Second Quarter 2014 Financial Results

Engineered Products and Services Segment Drives Improvement in Quarterly Financial Results

PITTSBURGH--(BUSINESS WIRE)--August 5, 2014--RTI International Metals, Inc. (NYSE: RTI) today reported second quarter 2014 results that show improved performance from the first quarter led by its Engineered Products and Services Segment.

2014 Second Quarter Results Summary

  Revenues totaled $205.3 million compared to prior year second quarter revenues of $199.1 million.
  Operating income was $17.5 million compared to $20.5 million in the second quarter of 2013. Last year’s second quarter operating income included $8.3 million of higher duty drawback cost recoveries.
  Net income attributable to continuing operations was $7.1 million, or $0.23 per diluted share, compared to prior year second quarter net income attributable to continuing operations of $1.1 million, or $0.03 per diluted share. 2013 second quarter results included a $13.7 million pre-tax charge to interest expense related to the early extinguishment of a portion of long-term convertible debt.
  Total titanium mill product shipments were 3.9 million pounds compared to 4.1 million pounds in last year’s second quarter.
  Boeing 787 seat track deliveries totaled 36 equivalent ship sets compared to 18 delivered in the same period last year.

CEO Comment

“Our second quarter results reflect the expected build in earnings as we closed out the first half of the year,” Dawne Hickton, Vice Chair, President and CEO of RTI, said. “Work completed on certain energy market projects and continued execution on the Boeing 787 seat track system program were the primary contributors during the second quarter, which resulted in our Engineered Products and Services Segment returning to profitability. In addition, the Titanium Segment delivered modest improvements in sales and operating income compared to the first quarter as a result of continued improvements in material and production costs.”

Commenting on the Company’s outlook, Ms. Hickton said, “Indications from our participation at last month’s Farnborough International Airshow continue to point to a steady commercial aerospace growth cycle that remains intact, and a market environment that continues to present RTI with future growth opportunities. Specific to 2014, we continue to expect a ramping increase in financial results in the third and fourth quarters, consistent with our previously announced full year outlook.”

Financial Review

For the 2014 second quarter, the Company reported net sales of $205.3 million, compared to net sales of $199.1 million for the same period last year. Second quarter 2014 operating income was $17.5 million and net income attributable to continuing operations was $7.1 million, or $0.23 per diluted share. This compares to 2013 second quarter operating income of $20.5 million and net income attributable to continuing operations of $1.1 million, or $0.03 per diluted share.

Second quarter 2013 operating income and net income attributable to continuing operations included the benefit of $8.3 million (pre-tax) of higher duty drawback cost recoveries, primarily related to the 2013 second quarter collection of a substantial portion of the Company’s prior period duty drawback claims backlog.

Second quarter 2013 interest expense and net income attributable to continuing operations included a $13.7 million pre-tax charge related to the early retirement of a portion of the Company’s 3.000% Convertible Senior Notes due 2015.

Segment Results

Titanium Segment

During the second quarter of 2014, the Titanium Segment reported operating income of $7.9 million on net sales of $83.3 million, compared to 2013 second quarter operating income of $17.0 million on net sales of $83.5 million. 2014 second quarter operating income was lower by $5.9 million due to the benefit in last year’s second quarter from the collection of a substantial portion of the Company’s prior period duty drawback claims backlog. Second quarter 2014 sales were flat with last year as the impact of higher trade customer shipment volumes was offset by a lower priced product mix. In addition, second quarter 2014 operating income was also lower due to the impact of a lower margin product mix and severance costs related to fixed cost reduction actions implemented in the current year second quarter.

Second quarter 2014 total titanium mill product shipments were 3.9 million pounds compared to 4.1 million pounds for the same period last year. Titanium mill product shipments for the first half of 2014 were 7.6 million pounds compared to 8.4 million pounds for the first six months of 2013.

Engineered Products and Services Segment

During the second quarter of 2014, the Engineered Products and Services Segment reported operating income of $9.6 million on net sales of $122.0 million, compared to operating income of $3.5 million on net sales of $115.6 million for the same period last year. The improved performance was driven by a higher contribution in the current quarter from certain energy market projects, as well as higher volumes on the Boeing 787 seat track system program. This was partially offset by build-rate schedule adjustments for certain commercial aircraft programs, and the continued impact of higher new program development costs, which began to abate from 2014 first quarter cost levels. RTI Extrusions Europe, acquired in October 2013, and RTI Directed Manufacturing, acquired in January 2014, contributed $6.2 million in net sales in the second quarter. The increase in operating income from last year’s second quarter was achieved despite a $2.4 million reduction in duty drawback cost recoveries.

Conference Call and Webcast Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

To listen to today’s conference call on the live webcast, please access the link available on the Events and Presentations page in the Investor Relations section of RTI’s website, www.rtiintl.com, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software.

Replay Information

Replay of the conference call and the webcast will be available approximately one hour after the conference ends and will remain accessible through Tuesday, August 19, 2014. To listen to the conference call replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3770 2474#. The webcast replay can be accessed on the Events and Presentations page in the Investor Relations section of RTI’s website at www.rtiintl.com.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties including the ongoing turmoil in Ukraine, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the effectiveness of our internal controls, the successful completion and integration of completed acquisitions, our ability to recover the carrying value of goodwill and other intangible assets, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as they may be amended from time to time. The forward-looking statements in this release are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metals products and services to commercial aerospace, defense, energy, medical device and other customers. For more than 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, formed and 3D-printed parts, and highly engineered precision-machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, Pa., RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013 (As Restated)	2014	2013 (As Restated)

Net sales	$205,334	$199,123	$379,879	$388,325
Cost and expenses:
Cost of sales	163,022	155,346	309,098	305,295
Selling, general, and administrative expenses	23,631	22,314	49,499	46,919
Research, technical, and product development expenses	1,209	982	2,193	1,983
Operating income	17,472	20,481	19,089	34,128
Other income (expense), net	(375)	700	160	1,259
Interest income	95	50	145	81
Interest expense	(7,724)	(20,693)	(15,331)	(25,489)

Income before income taxes	9,468	538	4,063	9,979
Provision for (benefit from) income taxes	2,357	(521)	768	3,952
Net income attributable to continuing operations	$7,111	$1,059	$3,295	$6,027
Net loss attributable to discontinued operations,
net of tax	(70)	(389)	(435)	(472)
Net income	$7,041	$670	$2,860	$5,555

Earnings per share attributable to continuing operations:
Basic	$0.23	$0.03	$0.11	$0.20
Diluted	$0.23	$0.03	$0.11	$0.20

Earnings (loss) per share attributable to discontinued operations:
Basic	$-	$(0.01)	$(0.01)	$(0.02)
Diluted	$-	$(0.01)	$(0.01)	$(0.02)

Weighted-average shares outstanding:
Basic	30,499,809	30,306,545	30,472,209	30,266,584
Diluted	30,575,712	30,432,874	30,579,672	30,479,476

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

ASSETS	June 30, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$148,953	$343,637
Short-term investments	143,602	-
Receivables, less allowance for doubtful accounts of $1,063 and $820	109,328	105,271
Inventories, net	450,451	430,088
Cost in excess of billings	7,331	5,377
Deferred income taxes	32,211	32,032
Assets of discontinued operations	806	5,274
Other current assets	20,629	16,947
Total current assets	913,311	938,626
Property, plant, and equipment, net	373,976	372,340
Goodwill	144,572	117,578
Other intangible assets, net	61,264	53,754
Other noncurrent assets	22,386	23,247
Total assets	$1,515,509	$1,505,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$80,423	$79,039
Accrued wages and other employee costs	27,273	29,787
Unearned revenues	10,944	15,625
Liabilities of discontinued operations	-	458
Other accrued liabilities	21,423	22,574
Total current liabilities	140,063	147,483
Long-term debt	442,406	430,300
Liability for post-retirement benefits	43,931	43,447
Liability for pension benefits	13,121	13,787
Deferred income taxes	76,304	74,078
Unearned revenues	5,435	10,470
Other noncurrent liabilities	12,966	12,006
Total liabilities	734,226	731,571
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 100,000,000 and 50,000,000 shares authorized;
31,558,149 and 31,399,661 shares issued; 30,708,631 and
30,593,251 shares outstanding	316	314
Additional paid-in capital	535,436	532,249
Treasury stock, at cost; 849,518 and 806,410 shares	(19,649)	(18,798)
Accumulated other comprehensive loss	(38,286)	(40,397)
Retained earnings	303,466	300,606
Total shareholders’ equity	781,283	773,974
Total liabilities and shareholders’ equity	$1,515,509	$1,505,545

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended
	June 30,
	2014	2013 (As Restated)
Cash provided by (used in) operating activities (including adjustment for depreciation and amortization of $22,203 and $21,753 for the periods
ended June 30, 2014 and 2013, respectively)	$(1,337)	$619

Cash used in investing activities (1)	(191,097)	(137,481)

Cash provided by (used in) financing activities (2)	(1,356)	271,234

Effect of exchange rate changes on cash and cash equivalents	(894)	(129)

Increase (decrease) in cash and cash equivalents	(194,684)	134,243
Cash and cash equivalents at beginning of period	343,637	97,190
Cash and cash equivalents at end of period	$148,953	$231,433

(1)

Six months ended June 30, 2014 included cash used for the net purchase of available-for-sale, short-term investments of $143,555 and the purchases of Dynamet Technologies, Inc. and RTI Directed Manufacturing for a combined $37,217. Six months ended June 30, 2013 included cash used for the net purchase of available-for-sale, short-term investments of $128,291.

(2)

Six months ended June 30, 2013 included $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Senior Notes due 2019, net of financing fees paid of $12,370, and the repurchase of a portion of the Company's 3.000% Convertible Senior notes due 2015 for $120,362.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013 (As Restated)	2014	2013 (As Restated)
Net sales:
Titanium Segment net sales	$83,318	$83,521	$160,298	$180,346
Intersegment sales	22,547	25,350	47,593	41,618
Total Titanium Segment sales	105,865	108,871	207,891	221,964

Engineered Products and Services Segment net sales	122,016	115,602	219,581	207,979
Intersegment sales	22,115	17,196	50,081	33,039
Total Engineered Products and Services Segment sales	144,131	132,798	269,662	241,018

Eliminations	44,662	42,546	97,674	74,657
Total consolidated net sales	$205,334	$199,123	$379,879	$388,325

Operating income:
Titanium Segment before corporate allocations	$12,381	$21,474	$22,810	$37,611
Corporate allocations	(4,518)	(4,510)	(9,045)	(9,410)
Total Titanium Segment operating income	7,863	16,964	13,765	28,201

Engineered Products and Services Segment before corporate allocations	15,715	7,740	17,526	16,729
Corporate allocations	(6,106)	(4,223)	(12,202)	(10,802)
Total Engineered Products and Services Segment operating income	9,609	3,517	5,324	5,927

Total consolidated operating income	$17,472	$20,481	$19,089	$34,128

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, 412-893-0084
Director – Investor Relations
dcrookshank@rtiintl.com